FOR IMMEDIATE RELEASE

For more information contact:

Jeffrey A. Olweean, Pres.
Internet Advisory Corporation
888-522-0958
954-453-5000
Email: jeff@thePUNK.com


The Internet Advisory Corporation Acquires Sunrise Web Development, Inc.

Ft. Lauderdale, Fl   December 31, 1999   The Internet Advisory Corporation,
(OTC Symbol: "PUNK")   (Frankfurt Symbol: "IAS"), (www.thepunk.com) today
announces it has acquired Sunrise Web Development, Inc. for stock.

Sunrise Web Development, Inc., owns an interactive Internet Website and Internet Browser. The Company's products will generate revenues from subscriber membership fees and usage fees, as well as from other sources, which will include advertising and E-commerce sales. The Company will provide subscribers through its browser a global, interactive community offering a wide variety of content, features and tools. The on-line community will have access to content such as electronic mail services, public bulletin boards, the buddy list feature, instant message services, public or private "meeting rooms/chat rooms" for interactive conversations and live "auditorium" events.

The Company will generate revenues such as online service revenues from subscribers, advertising revenues, E-commerce and transaction fees associated with electronic commerce.

About The Internet Advisory Corporation:
The Internet Advisory Corporation is a leading global provider of Internet based solutions such as website design, retail and wholesale website hosting and system co-location. The Company offers comprehensive solutions designed to improve clients' business processes using Internet applications. The Company's Internet services include strategic consulting; analysis and design; technology development; implementation and integration; and maintenance. Specifics include E-commerce solutions, hosting, co-location, on-line marketing, search engine listings, material publishing, co-operative links and Internet advertising. The Company's primary strategy is to attract and keep on-line customers by providing a fast and reliable service offering high speed, low cost access to the Internet.